EXHIBIT 99.1

NEWS RELEASE for February 15, 2013

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

GENTHERM ANNOUNCES AGREEMENT TO ACQUIRE ALL W.E.T. SHARES OWNED BY LARGEST MINORITY SHAREHOLDER

Clears Path to Complete Integration of W.E.T.

NORTHVILLE, MICHIGAN, U.S.A. AND HEIDELBERG, GERMANY (February 15, 2013) . . . Gentherm Incorporated (NASDAQ-GS: THRM), the global market leader and a developer of innovative thermal management technologies, today announced it has reached an agreement to acquire all the shares of W.E.T. Automotive Systems AG (W.E.T.) owned by Heidelberg, Germany-based Deutsche Balaton AG, the largest minority shareholder of W.E.T. The acquisition of the shares by Gentherm is a major step in completing its acquisition of W.E.T., a publicly-traded German automotive thermal control and electronic components company. Deutsche Balaton remains indirectly a shareholder of W.E.T. via Gentherm.

Upon completion of the transaction, Deutsche Balaton has agreed to withdraw its legal case opposing the registration of a Domination and Profit and Loss Transfer Agreement (DPLTA), which, under German law, would essentially allow Gentherm and W.E.T. to be managed as one operational entity.

Gentherm initially acquired a majority interest in W.E.T. in May 2011 to create a larger and more global company with a broad range of thermal products and manufacturing capabilities. “The purchase of Deutsche Balaton’s shares will enable Gentherm to more completely achieve the synergies inherent in the combined companies,” noted Gentherm President and CEO Daniel R. Coker.

The transaction involves the issuance of 3.3 million Gentherm common shares and payment of approximately $7.5 million in cash in exchange for Deutsche Balaton’s 442,253 shares in W.E.T. (or 13.8 percent of the total outstanding W.E.T. shares). For a limited time, the holders of the Gentherm Series C Preferred Stock have the right to purchase up to 30 percent, in the aggregate, of any common share offering. Such holders have all agreed to waive those rights in connection with the stock issuance to Balaton described above. For purposes of the transaction, the Gentherm shares are valued at $13.00 per share, yielding an €85 per share valuation of the W.E.T. shares. Another minority shareholder in W.E.T. has agreed to simultaneously sell 23,044 W.E.T. shares to Gentherm for €85 per share in cash. The acquisition of Deutsche Balaton’s shares and the shares held by such other minority shareholder will bring the total stock of W.E.T. held by Gentherm to 2,897,360 shares, representing approximately 90 percent of W.E.T.’s outstanding shares. Closing of the transaction is expected to occur within a few days.

“The share purchase will allow Gentherm and W.E.T. to continue the process of combining into one entity, integrating our broad array of capabilities and fulfilling the promise of the acquisition we have always envisioned,” Coker said. “Upon the registration of a DPLTA, we will be able to accelerate this process and better serve our customers and generate greater shareholder value without the ongoing distraction of legal issues associated with the combination of the two companies.”

“Upon closing of the transaction, Deutsche Balaton, which has proven to be a savvy investor in W.E.T., having held its position for 10 years, will be a significant European investor in Gentherm,” added Coker. “This fits well with our strategy to expand our global shareholder base to include investors located outside the U.S., and we are pleased to have Deutsche Balaton as an equity partner.”

“We have always believed in W.E.T. and recognized it as a very valuable asset in our portfolio. We are convinced that the combination of Gentherm and W.E.T. will create an extraordinary value opportunity and are enthusiastic about being able to participate,” said Thomas Zours, Chairman of the Supervisory Board at Deutsche Balaton.

In connection with the share purchase from Deutsche Balaton, Gentherm has agreed to offer to acquire, upon registration of the DPLTA, the remaining shares of W.E.T. held by other minority shareholders. Such remaining shares represent approximately 10 percent of the total outstanding W.E.T. shares. Gentherm will offer a total payment of €85 per W.E.T. share, or an aggregate of approximately $37 million in cash. Further details about the technical implementation of such offer will be announced shortly after the registration of the DPLTA.

Gentherm and W.E.T. intend to pursue swift registration of the DPLTA after the transaction is consummated.

About Gentherm

Gentherm Incorporated (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated seat and steering wheel systems, cable systems and other electronic devices. The Company’s advanced technology team is developing more efficient materials for thermoelectrics and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Gentherm has more than 6,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine. For more information, go to www.gentherm.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Gentherm’s Securities and Exchange Commission (SEC) filings and reports, including, but not limited to, its Form 10-Q for the period ended September 30, 2012, and its Form 10-K for the year ended December 31, 2011; all of which are available free of charge on the SEC’s website at www.sec.gov. Gentherm expressly disclaims any intent or obligation to update any forward-looking statements.

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